Exhibit 5.2

[Letterhead of McDonald Carano Wilson LLP]

May 21, 2015

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Re:	Boyd Gaming Corporation

Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to Boyd Gaming Corporation, a Nevada corporation (the “Company”), and to its Nevada subsidiaries, California Hotel and Casino, California Hotel Finance Corporation, Coast Casinos, Inc., Coast Hotels and Casinos, Inc., M.S.W., Inc., and Sam-Will, Inc. (collectively, the “Nevada Guarantors”), in connection with the sale of $750,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2023 (the “Notes”). This statement of opinions is provided to you with reference to the opinion your firm is giving on this date to the Company regarding the above-referenced matter.

In order to express the opinions contained herein, we have examined such records, documents, certificates of public officials and of the Company and the Guarantors, made such inquiries of officials of the Company and the Guarantors, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein, including copies of the Underwriting Agreement; the Base Indenture dated as of May 21, 2015, among the Company, the Guarantors, and Wilmington Trust National Association, as trustee, as supplemented by the Supplemental Indenture (collectively, the “Indenture”); the guarantees, whose terms are set forth in the Indenture (the “Guarantees”); the DTC Agreement; and the Company’s registration statement on Form S-3 filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on May 1, 2015 (File No. 333-203814) (the “Registration Statement”), including the base prospectus contained therein, as supplemented by a prospectus supplement, dated May 7, 2015 (collectively, the “Prospectus”), as filed with the Commission pursuant to Rule 424(b)(5) of the Securities Act. For the purposes of this statement of opinions, the term “Transaction Documents” shall include the Underwriting Agreement, the Indenture, the DTC Agreement, the Guarantees, and the Notes.

We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. We have also assumed that the Indenture, the DTC Agreement, the Guarantees and the Underwriting Agreement have been or will be duly authorized, executed, and delivered by all parties thereto (other than by the Company and the Nevada Guarantors).

Morrison & Foerster LLP

May 21, 2015

Based upon the foregoing and subject to the qualifications set forth herein, we are of the following opinions:

1. The Company and each of the Nevada Guarantors have been duly organized and are validly existing and in good standing under the laws of the State of Nevada with all necessary corporate power to enter into the Transaction Documents.

2. Each of the Transaction Documents have been duly and validly authorized, executed, and delivered by the Company and the Nevada Guarantors, and the guarantee of each Nevada Guarantor will constitute a binding obligation of such Nevada Guarantor.

We note that the parties to the Transaction Documents have chosen the laws of the State of New York to be the governing laws of the Notes. We are licensed to practice law only in the State of Nevada and our opinions are therefore limited only to matters of Nevada law and should not be construed as expressions of opinions as to the laws of any other jurisdiction.

Our opinions are furnished to Morrison & Foerster LLP. Neither this letter nor any opinion expressed herein may be relied upon, nor may copies be delivered or disclosed to, any person or entity for any purpose without our prior written consent; provided, however, that Morrison & Foerster LLP may rely on this letter and the opinions set forth herein in connection with its Opinion Letter to the Company relating to the validity of the Notes, as filed with the Commission as an exhibit to the Registration Statement, and may file a copy of this letter as an exhibit to a Form 8-K in connection therewith.

Sincerely,

/s/ McDonald Carano Wilson LLP

McDONALD CARANO WILSON LLP